Exhibit 1.5

                               YM BIOSCIENCES INC.

                             RESOLUTION OF DIRECTORS

EXCERPTED from the MINUTES of a meeting of the board of directors of YM BioSciences Inc. (the "Corporation") held at the head office of the Corporation on May 28, 2002 at 4:15 p.m.

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I. DESIGNATION AND ISSUANCE OF CLASS B PREFERRED SHARES, SERIES 1.

      The Chairman reported that the Corporation proposes to issue certain shares to be designated as Class B Preferred Shares, Series 1 (the "Shares") pursuant to a public offering in Canada and placing to certain institutional investors in the UK and Europe and the directors are empowered, subject to the provisions of the terms of the Class B Preferred Shares of the Corporation, to determine the designation, priorities, preferences, rights, privileges, restrictions and conditions to attach to each particular series of Class B Preferred Shares.

UPON MOTION DULY MADE, SECONDED AND UNANIMOUSLY CARRIED, IT WAS RESOLVED THAT:

1. 50,000,000 of the unissued Class B Preferred Shares of the Corporation without nominal or par value be designated as Class B Preferred Shares, Series 1 and which, in addition to the rights, privileges, restrictions and conditions attaching to the Class B Preferred Shares as a class, shall have attached thereto the rights, privileges, restrictions and conditions attached hereto as Schedule A;

2. the Corporation allot in favour of the holders of the Shares from time to time, 50,000,000 voting common shares (the "Common Shares") to be issued upon the automatic conversion or other exercise of conversion rights under the Class B Preferred Shares, Series 1 conditions;

3. any officer or director of the Corporation, acting alone, be and is hereby authorized for and on behalf of the Corporation to take all such action, do such things and execute (by manual or facsimile signature and, where required, in counterparts) and deliver, whether under the corporate seal of the Corporation or otherwise, such other statements, forms, instruments, letters, agreements, documents, certificates and other writings (and any amendments or supplements thereto), as such officer or director may deem necessary or advisable or as he or she may be advised by counsel so to do in connection with the matters referred to in the preceding resolutions and the documents referred to therein, and execution by any one officer or director shall be conclusive proof of their authority to act on behalf of the Corporation; and

4. any and all action heretofore or hereafter taken by any officer or director of the Corporation in accordance with the preceding resolutions is hereby approved, ratified and confirmed as the act and deed of the Corporation;

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                                   Schedule A

                       CLASS B PREFERRED SHARES, SERIES 1
                               YM BIOSCIENCES INC.

The rights, privileges, restrictions and conditions attaching to the Class B Preferred Shares, Series 1 (the "Shares") are as follows:

1. Voting Rights: The holder of a Share shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat together with the holders of the Common Shares as a single class, except meetings at which only holders of a specified class of shares (other than Class B Preferred Shares) or specified series of shares (other than Shares) are entitled to vote. At all meetings of which notice must be given to the holders of the Shares, each holder of Shares shall be entitled to one vote in respect of each Share held by him or her.

2. Dividends: The holders of the Shares shall be entitled, in priority to the Common Shares and Class A non-voting common shares and any shares of any other class of the Corporation ranking junior to the Shares, to receive any dividend declared by the Corporation thereon out of moneys properly applicable to the payment of dividends. The Corporation may declare a dividend on another class or series of shares, other than the Common Shares and the Class A non-voting common shares, without declaring a dividend on the Shares.

3. Rights on Dissolution: In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Shares shall be entitled to receive, subject to the prior rights of the holders of the Class A Preferred Shares and before any distribution to the holders of the Common Shares and Class A non-voting common shares, an amount equal to $o per Share, together with all declared and unpaid dividends thereon; provided that there shall be no further participation in the property and assets of the Corporation by the holders of the Shares.

4. Automatic Conversion: Each Share shall automatically and immediately convert (the "Automatic Conversion") into one fully-paid and non-assessable Common Share of the Corporation (subject to adjustment in certain circumstances as described in paragraph 7, below) (a) on the later of (i) the 365th day after the Closing Date and (ii) immediately following the time at which the Common Shares become listed and commence trading on The Toronto Stock Exchange or are listed and commence trading on another prescribed stock exchange within the meaning of the Income Tax Act (Canada), or (b) immediately before a Change in Control as set out below or (c) in the event of a Take-over Bid as set out below (each such event, an "Automatic Conversion Event").

         If a Take-over Bid is made by way of a Circular Bid, all of the Shares shall convert on the Acquisition Date, unless (a) a Significant Change Event has occurred or (b) the Common Shares fail to be listed on a prescribed stock exchange, as described above, on the Acquisition Date. If there is a Change in Control, all of the Shares shall convert immediately before the Change in Control unless the Common Shares are not listed on a prescribed stock exchange (as described above) at that time. In the event a Significant Change Event has occurred or the Common Shares are not listed on a prescribed stock exchange as described above, the Shares shall not convert.


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The Corporation  shall deliver notice to holders of Shares within thirty days of the Automatic Conversion Event, and registered holders will be entitled to receive share certificates for Common Shares into which the Shares have been converted upon surrender of certificates for the Shares.

5. Optional Conversion: Each holder of Shares shall have the option to convert each of his or her Shares into Common Shares at any time on or after the date of a bid contained in a Circular Bid offer for the Common Shares, provided that the right to convert set out herein shall expire on the day prior to the Acquisition Date or in the event of a Significant Change Event (an "Optional Conversion").

Definitions relating to an Automatic Conversion Event

"Acquisition Date" means in respect of a Take-over Bid, the date on which the offeror under such Take-over Bid takes up and pays for the securities tendered to the Offeror pursuant to such Take-over Bid.

A "Change in Control" means the occurrence, at any time, of:

      (a) An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any person, immediately after which such person has beneficial ownership of twenty percent (20%) or more of the then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this paragraph (a) Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by:

            (i) the Corporation or its subsidiaries; or

            (ii) any person in connection with a "Non-Control Transaction" (as hereinafter defined); or

      (b) The consummation of:

            (i) a merger, consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction";

            (ii) the sale or other disposition of all or substantially all of the assets of the Corporation to any person (other than a transfer to a subsidiary or the distribution to the Corporation's stockholders of the stock of a subsidiary or other assets).

"Circular Bid" means a formal Take-over Bid to which section 95 of the Securities Act (Ontario), as it may be amended from time to time, applies;


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"Non-Control  Transaction" shall mean a merger,  consolidation or reorganization with or into the Corporation or in which securities of the Corporation are issued where:

            (i) the holders of Voting Securities of the Corporation, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such merger or consolidation or reorganization (the "Surviving Entity") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

            (ii)  no person other than (1) any subsidiary of the Corporation, or
                  (2) any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Entity's then outstanding voting securities or its common stock;

"Significant Change Event" means (i) an offeror withdraws its offer or (ii) an offeror fails to take up and pay for all of the shares tendered pursuant to the Take-over Bid, provided that, in either case, no other Take-over Bid has been made and is still open for acceptance;

"Take-over Bid" means a take-over bid, as defined in the Securities Act (Ontario), which is a "formal bid" as defined in such Act, and which is made for any of the issued and outstanding shares of any one or more classes of shares in the capital of the Corporation.

6. Income Tax: The Corporation shall elect under subsection 191.2(1) of the Income Tax Act (Canada) in respect of the Shares.

7. Adjustment: The number of Common Shares into which the Shares will convert shall be adjusted in certain circumstances to reflect the effect of certain specified transactions affecting the Common Shares, including a stock split, stock consolidation, stock dividend or a below-market price rights offering by the Corporation.


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